Exhibit 99.1

Monte Rosa Therapeutics Announces Leadership Team Promotions

BOSTON, Mass., May 30, 2024 – Monte Rosa Therapeutics, Inc. (Nasdaq: GLUE), a clinical-stage biotechnology company developing novel molecular glue degrader (MGD)-based medicines, today announced three leadership team promotions effective immediately: Sharon Townson, Ph.D., to Chief Scientific Officer; Phil Nickson, Ph.D., J.D., to Chief Business and Legal Officer; and Jennifer Champoux to Chief Operating Officer.

“I am very pleased to announce the well-deserved promotions of Sharon, Phil and Jennifer to expanded roles on our leadership team,” said Markus Warmuth, M.D., Chief Executive Officer of Monte Rosa Therapeutics. “Each has played a critical role in advancing our pipeline programs, enhancing our QuEEN™ drug discovery engine, developing relationships with premier biopharma companies, and building an outstanding organization. I look forward to continued work and collaboration with this talented group as we advance our pipeline programs targeting cancers and immune-related diseases and further leverage the potential of our AI/ML-driven discovery engine.”

Sharon Townson, Ph.D., promoted to Chief Scientific Officer, joined Monte Rosa as Chief Technology Officer and brings expertise in molecular glues and targeted protein degradation technology platforms. She joined the Company from Kymera Therapeutics, where she served as Executive Director of Platform Biology. Previously, she was on the leadership team of Warp Drive Bio and was responsible for developing their novel molecular glue approach to target KRAS. Sharon began her career at Pfizer as a structural biologist and holds a Ph.D. in structural biology and biochemistry from the University of Manchester Institute of Technology.

Phil Nickson, Ph.D., J.D., promoted to Chief Business and Legal Officer, joined the Company as General Counsel and has provided general legal support, including work on intellectual property matters and external business transactions. Phil joined Monte Rosa with over 15 years of life sciences legal experience. Previously, he was with Momenta Pharmaceuticals for over 10 years, through the company’s acquisition by Johnson and Johnson. Phil began his legal career with Fish and Richardson in Boston. He holds a J.D. from Suffolk University and a Ph.D. from the University of Manchester.

Jennifer Champoux, promoted to Chief Operating Officer, joined Monte Rosa as Vice President of Operations, leading overall corporate operations and Human Resources. Jen brings over 15 years of diverse operations experience, including site operations, strategic planning, finance, communications, and culture and employee engagement. Previously, she was with H3 Biomedicine, leading operations, communications, and finance operations teams. Earlier, Jen was with Novartis Institutes for Biomedical Research, leading operations for the Discovery Chemistry group in Cambridge. She previously worked in various roles at Merck and Array BioPharma. Jen holds an M.S. in chemistry from Indiana University.

About Monte Rosa

Monte Rosa Therapeutics is a clinical-stage biotechnology company developing highly selective molecular glue degrader (MGD) medicines for patients living with serious diseases in the areas of oncology, autoimmune and inflammatory diseases, and more. MGDs are small molecule protein degraders that have the potential to treat many diseases that other modalities, including other degraders, cannot. Monte Rosa’s QuEEN™ (Quantitative and Engineered Elimination of Neosubstrates) discovery engine combines AI-guided chemistry, diverse chemical libraries, structural biology and proteomics to identify degradable protein targets and rationally design MGDs with unprecedented selectivity. The QuEEN discovery engine enables access to a wide-ranging and differentiated target space of well-validated biology across multiple therapeutic areas. Monte Rosa has developed the industry’s leading pipeline of MGDs, which spans oncology, autoimmune and inflammatory disease and beyond, and has a strategic collaboration with Roche to discover and develop MGDs against targets in cancer and neurological diseases previously considered impossible to drug. For more information, visit www.monterosatx.com.

Investors

Andrew Funderburk

ir@monterosatx.com

Media

Cory Tromblee, Scient PR

media@monterosatx.com

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